CONFIDENTIAL SETTLEMENT TERM SHEET AGREEMENT

The following are the binding, essential terms of a final settlement agreement between American Interbanc Mortgage LLC (“American Interbanc” or “AIM”) and the NovaStar Entities (NovaStar Financial, Inc. (“NFI”), NovaStar Mortgage, Inc., NFI Holding Corp. and NovaStar Home Mortgage, Inc. (“NHMI”)).  The parties shall have an obligation to negotiate in good faith toward mutual execution of a longer-form definitive agreement containing the terms herein.  If the parties are unable to achieve mutual execution of such a longer-form definitive agreement within seven (7) calendar days of mutual execution of this Confidential Settlement Term Sheet Agreement (“Agreement”), this Agreement shall be the final, binding settlement agreement between the parties.

1.           Proceedings And Claims To Be Settled:

a.           The following matters are currently pending:

1.           A petition for involuntary bankruptcy filed against NHMI by AIM and two other alleged creditors, Lucy Fredich and Richard Burden (“Fredich and Burden”) in the U.S. Bankruptcy Court for the Western District of Missouri, case no. 08-40245 (the “Involuntary”);

2.           An action by AIM against NHMI, and other defendants, pending in the Superior Court of the State of California, County of Orange, as case no. 02CC04857 (“California Action”), in which a judgment has been entered for AIM and against NHMI, and other defendants (the “Judgment”).

3.           Asserted claims by AIM against NovaStar Financial, Inc., NovaStar Mortgage, Inc., NovaStar Home Mortgage, Inc. and NFI Holding Corp. for alter-ego liability and fraudulent transfers (the “Alter-ego Claims”), the release of which the parties hereby acknowledge and agree constitutes good and valid consideration and more than reasonably equivalent value in exchange for the obligations of the NovaStar Entities pursuant to this Agreement.  (The NovaStar Entities dispute the Alter-ego Claims, and nothing in this Agreement is an admission of liability regarding such claims.)

4.           NHMI’s appeal of the California Action, pending in the Court of Appeal of the State of California, Fourth Judicial District, Division Three, as case no. G039165 (the “Appeal”).

5.           An action by AIM against NHMI, pending in the Circuit Court of Jackson County, Missouri, at Kansas City, as case no. 0716-CV28878 (“Kansas City Action”), to enforce the Judgment.

6.           A judgment entered in favor of AIM against NHMI, and other defendants, in the Superior Court of the State of Delaware, County of Newcastle, judgment no. 08J-01528 J-24-454 (“Delaware Judgment”), to enforce the Judgment.

b.           Pursuant to an agreement between the parties in the Involuntary, more than $50,000 has been deposited into a separate account of NHMI (the “Bankruptcy Account”).

c.           The parties now wish to settle all of the claims between AIM and the NovaStar Entities, including those asserted and threatened to be asserted in the Involuntary, the California Action, the Kansas City Action, the Delaware Judgment, and the Appeal.

2.	Dismissals and Releases:

Upon mutual execution of the longer-form settlement agreement (or of this Agreement, if the longer-form settlement agreement has not been executed within seven (7) calendar days of the date of this Agreement):

a.           The parties shall make a consensual or joint motion to dismiss the Involuntary, with both parties to bear their own fees and costs in that action.  AIM shall use its best efforts to obtain the written consent of Fredich and Burden to the dismissal.  To the extent required by the Bankruptcy Court, NHMI agrees to cooperate and provide notice to all of NHMI’s identified creditors of the pending motion to dismiss the involuntary petition.  To the extent that the Court requires all of or any portion of the debts of NovaStar Home Mortgage, Inc. to its identified creditors (including Fredich and Burden) – up to a maximum of $48,000 – be paid as a condition of the dismissal, the NovaStar Entities agree to satisfy those obligations such that the full amount ($50,000 or more) currently on deposit in NHMI’s Bankruptcy Account will be released to AIM.  To the extent necessary for the motion to dismiss the involuntary petition, the parties shall disclose the existence and terms of the settlement.

b.           The parties shall execute all documents necessary to (i) notify the California Court of Appeal of the settlement, (ii) extend the briefing schedule on appeal to accommodate satisfaction of the conditions in Section 2.c. below, and (iii) dismiss the Appeal (each party to bear its own costs and fees) – after satisfaction of the conditions in Section 2.c. below.

c.           Subject to subsections (i) through (iv) below, the parties shall execute all documents necessary to (1) dismiss with prejudice the California Action as to NHMI only (and not as to any other named defendants in the California Action), the Kansas City Action, and the Delaware Judgment – after expiration of the Preference Period (defined below) without the occurrence of a Preference Contingency (defined below), (2) effect notice of satisfaction of the Judgment in each jurisdiction in which AIM has filed, recorded, or sought to enforce the Judgment – after expiration of the Preference Period without the occurrence of a Preference Contingency, and (3) effect the mutual releases referenced in Section 4 below (which include releases of the Alter-ego Claims) – after expiration of the Preference Period without the occurrence of a Preference Contingency.

After the expiration of the Preference Period and without the occurrence of a Preference Contingency, the dismissals of the California Action, the Kansas City Action, and the Delaware Judgment shall be filed, the satisfactions of the Judgment shall be recorded, and the mutual releases shall be delivered, upon the earliest to occur of:

(i)  July 1, 2010;

(ii)  Delivery to AIM of a written waiver, executed by Wachovia, of any right Wachovia may have to file an involuntary bankruptcy petition against NFI and any of the NovaStar Entities during the Back-end Period;

(iii) Delivery to AIM of a written extension, executed by Wachovia, of the maturity date of NFI's indebtedness to Wachovia until at least July 1, 2010; provided, however, that if (notwithstanding the extension of the maturity date of NFI's indebtedness to Wachovia – and the resulting dismissals of the California Action, the Kansas City Action, and the Delaware Judgment, and recordation of the satisfactions of the Judgment) Wachovia declares a default, commences to exercise its remedies against NFI or any of the NovaStar Entities, and thereby causes a bankruptcy of NFI or any of the NovaStar Entities after delivery of the written extension but on or before the end of the Back-end Period, then the mutual releases in Section 4 below shall be rescinded and the full, unpaid amount of AIM's dismissed Judgment, including all accrued post-judgment interest and previously court-ordered attorneys’ fees and costs, shall be reinstated against NHMI and allowed as a claim against NHMI without objection in the event of such a bankruptcy.  To the extent AIM seeks to enforce such claim against the NovaStar Entities other than NHMI, however, such entities reserve their right to contest the claim on any basis other than that the claim is invalid as to NHMI, and AIM reserves the right to assert its Alter Ego Claims against the NovaStar Entities in such event; or

(iv) Delivery to AIM of a written document evidencing that NFI's current indebtedness to Wachovia has been satisfied in full.

3.	Payments:

a.           The NovaStar Entities shall cause TWO MILLION DOLLARS ($2,000,000), plus all monies in the Bankruptcy Account, in good and available funds to be wired to AIM within ten (10) business days after notice of entry of dismissal of the Involuntary.

b.           If (and only if), between the date of this Agreement and June 30, 2010, inclusive (the “Back-end Period”), NFI’s market capitalization has reached NINETY-FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS ($94,400,000) or higher (the Back-end Condition), and all of the following conditions are satisfied, NFI shall pay FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) to AIM by wire transfer (the “Back-end Payment”):

(i)
The Back-end Condition shall be satisfied if (and only if), during the Back-end Period, NFI’s average market capitalization is at least $94,400,000 over a period of five (5) consecutive business days (the “Target Market Capitalization”).  “NFI’s market capitalization” shall mean the number of shares of NFI’s outstanding common stock on a given business day multiplied by the volume-weighted average price of NFI’s common stock for that day.  The “volume-weighted average price” shall mean the aggregate price traded for every transaction (price multiplied by number of shares traded) divided by the total number of shares traded for the day. (The parties have agreed on the Target Market Capitalization figure based upon the current number of shares of NFI’s outstanding common stock being 9,440,000, and an agreement that if those outstanding shares of common stock were trading at $10 per share, that would be an appropriate economic level at which to trigger the Back-end Payment.)  NFI shall provide information reasonably necessary to verify the “volume-weighted average price” upon reasonable request by AIM and within a reasonable time of such request.  If NFI or its assets are sold during the Back-end Period such that $94,400,000 or more in net value is paid to the holders of NFI's common stock as a result of the sale, the Target Market Capitalization shall be deemed to have been reached, and NFI shall wire transfer the Back-end Payment immediately to AIM.  The Target Market Capitalization shall be deemed to have been achieved in the event that, during the Back-end Period, NFI takes any action (1) in bad faith, (2) that has the effect of artificially deflating NFI’s market capitalization below the Target Market Capitalization, and (3) for the sole purpose of avoiding the Back-end Payment, and for no other purpose.  If NFI is sold during the Back-end Period for less than $94,400,000, and ceases to be a public company, then NFI shall bind the purchaser and any successors or assigns to the obligation to make one of the following contractual commitments at the time of purchase:  (a) to pay immediately as part of the consideration for the acquisition of NFI the sum of $2,000,000 to AIM by wire transfer; or (b) to assume the obligation to make the Back-end Payment in the event the value of the company reaches $94,400,000 at any time during the Back-end Period based upon an independent valuation at AIM’s request by a mutually agreeable independent valuation company.  The Parties shall split the cost of the independent valuation in the event AIM makes such a request.

(ii)
During the Back-end Period, neither AIM, John Michael Dannelley, nor Mary Dannelley owns or trades, or causes to be owned or traded, any shares of NFI’s stock, or takes any action to artificially inflate NFI’s market capitalization.  (AIM represents that neither AIM, John Michael Dannelley, nor Mary Dannelley has ever owned shares of NFI’s stock.)

c.           If all of the conditions in 2.b. above have not been satisfied on or before June 30, 2010, the Back-end Condition shall be deemed not to have occurred, and the Back-end Payment obligation shall expire.

4.	Mutual Releases:

Upon receipt of the payments set forth in Section 3.a. above and satisfaction of the conditions in Section 2.c. above, AIM, on the one hand, and the NovaStar Entities, on the other hand, hereby release and discharge each other from any and all claims raised or which could have been raised by either party against the other in the California Action, the Kansas City Action, the Delaware Judgment, the Appeal, and/or the Judgment or related to the subject matter thereof.  This release extends to and includes the Alter-ego Claims.  This release also extends to and includes claims by or against the parties’ predecessors-in-interest, successors-in-interest, and their current and former partners, affiliates, members, parents, subsidiaries, officers, directors and the agents, employees, representatives and attorneys of the parties and the foregoing.  The Parties further agree to waive the provisions of Civil Code §1542 (set forth below) and agree that this release shall also constitute a release of those claims otherwise covered by such section:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

No party has made any representations or warranties regarding this release herein or any of the terms of this Agreement.

5.	Effect of An Avoidable Preference in Bankruptcy:

In the event that (i)(a) any of the NovaStar Entities, including NFI or NHMI, files for bankruptcy protection – or an involuntary bankruptcy petition is filed against any of the NovaStar Entities, including NFI or NHMI – under either Chapter 7 or 11 of the Bankruptcy Code within ninety-one (91) days (the period for determining a preference under the Bankruptcy Code) of the date that AIM receives, and AIM’s bank accepts, the $2 million payment by wire transfer, or (b) any of the NovaStar Entities, including NFI or NHMI, files any other insolvency-related proceeding – or any other insolvency-related proceeding is instituted against any of the NovaStar Entities, including NFI or NHMI (i.e., assignment for the benefit of creditors) – within the relevant claw-back period (not to exceed one hundred twenty-five (125) days after the date that AIM receives, and AIM’s bank accepts, the $2 million payment by wire transfer) provided by such insolvency-related proceeding to avoid any transfers by the NovaStar Entities as a preference (“Preference Period”), and (ii) AIM is subsequently required to disgorge the $2 million payment as an avoidable preference in bankruptcy (a “Preference Contingency”), the parties’ release obligations pursuant to this Agreement shall not occur, and the parties’ obligations pursuant to Section 2.c. hereof to file the dismissals of the California Action, the Kansas City Action, and the Delaware Judgment, record the satisfactions of the Judgment, and deliver the mutual releases, also shall not occur.  In such event, the Preference Contingency shall be deemed to have occurred.  Otherwise, the Preference Contingency shall be deemed not to have occurred, and the Preference Period shall be deemed to have expired.  AIM covenants that it, John Michael Dannelley, and/or Mary Dannelley shall not cause a bankruptcy petition or any other insolvency-related proceeding to be filed against any of the NovaStar entities.  In the event that AIM breaches this covenant, the Preference Contingency shall be deemed not to have occurred, and the Preference Period shall be deemed to have expired.  Without limiting the generality of the foregoing, in the event that there is a bankruptcy filing as to one of the NovaStar Entities during the 91-day period referenced above in this Section 5 – or an insolvency-related proceeding during the 125-day period referenced above in this Section 5 – the parties' mutual releases hereunder shall not occur until after the later of (a) the end of the period during which there is a bankruptcy or other insolvency-related proceeding to avoid a preference under any federal or state bankruptcy or insolvency laws (or the end of the limitations period for filing such a proceeding if such a proceeding is not filed) and without the occurrence of a Preference Contingency; or (b) satisfaction of the conditions in Section 2.c. above.

6.	Mediation Agreements Preserved:

Execution of this Agreement shall not void or supersede agreements entered into by any of the parties in connection with the mediation between NFI and AIM, including the Confidentiality Agreement and Agreement Not To Trade Upon Non-Public Information.

7.	Confidentiality:

Except as may be necessary to enforce the obligations in this Agreement or make disclosures to NFI’s shareholders and lenders and the NovaStar Entities’ auditors, accountants, and lawyers, the parties agree to keep the terms of this Agreement strictly confidential.  The parties intend for this Agreement to be protected by the mediation privilege as well as the rules governing inadmissibility of settlement communications.  Nothing in this provision shall prohibit either party, including their officers, representatives and attorneys, from disclosing the terms of this Agreement (i) pursuant to a court order or validly issued subpoena, and/or (ii) as required by securities law and other applicable law.

8.	Successors and Assigns:

The rights and obligations of the Parties pursuant to this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

9.	Governing Law:

This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.  The parties agree that any action for breach of this Agreement or to interpret or enforce this Agreement shall be brought in the United States District Court for the Central District of California, Southern Division (Santa Ana Courthouse).

10.	Attorneys’ Fees:

In the event that any of the parties files a legal action to interpret or enforce this Agreement, then the prevailing party shall be entitled to reasonable legal fees, expert fees and costs.

11.	Entire Agreement:

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, fully supersedes any and all prior understandings, representations, warranties and agreements between the parties hereto, or any of them, pertaining to the subject matter hereof, and may be modified only by written agreement signed by all of the parties hereto.  No express or implied promises, inducements or agreements have been made by any party to the other except as specifically and expressly set forth within this Agreement.

12.	Counterparts:

This Agreement may be executed in counterparts.  Each counterpart shall be deemed an original, and when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all the parties.  Signatures by facsimile and/or e-mail shall be deemed as effective as original signatures.

13.	Wire Instructions:

The payments to AIM specified in this Agreement shall be made by wire transfer to AIM’s account as follows:

Union Bank of California
500 South Main Street, Orange, CA 92868
Phone #800-888-6466
ABA#122000496
American Interbanc Mortgage, LLC
#4 Park Plaza Suite, #100 Irvine, CA 92614
Phone #800-724-0004
Account#XXXXXXXXXX.

Dated:  March 17, 2008

AMERICAN INTERBANC MORTGAGE, LLC

By:	/s/ John M. Dannelley
Name:	John M. Dannelley
Title:	President of Managing Member

NOVASTAR FINANCIAL, INC.

/s/ Rodney E. Schwatken
Rodney E. Schwatken
Senior Vice President and Chief Financial Officer

(Signatures continued on following page)

NOVASTAR MORTGAGE, INC.

/s/ Mathew R. Kaltenrieder
Mathew R. Kaltenrieder
Vice President

NFI HOLDING CORP.

/s/ Todd M. Phillips
Todd M. Phillips
Vice President

NOVASTAR HOME MORTGAGE, INC.

/s/ John A. Holtmann
John A. Holtmann
Vice President